Exhibit 99.1

Moderna Adds Chief Operating Officer Role as Company Expands into Oncology

Juan Andres to Return to Moderna as Chief Operating Officer

Jerh Collins to Retire Following Four Years of Leadership at Moderna

CAMBRIDGE, MA / ACCESS Newswire / September 30, 2026 / Moderna, Inc. (NASDAQ:MRNA) today announced the addition of a Chief Operating Officer role to support the increasing scale and diversification of the Company.

The new role comes as Moderna prepares for the potential launch and scale-up of intismeran autogene following positive Phase 3 results and continues to advance a broader oncology portfolio. The Company has also expanded the infectious disease franchise, which now includes five approved vaccines following the recent U.S. FDA approval of Moderna’s seasonal flu vaccine and the European Commission marketing authorization of the Company’s seasonal flu plus COVID combination vaccine.

Juan Andres will return to Moderna as Chief Operating Officer, effective October 5, 2026. Mr. Andres will report to Chief Executive Officer Stéphane Bancel and serve on the Company’s Executive Committee. As Chief Operating Officer, Mr. Andres will work across the Company to help drive focus, prioritization and execution while leading the manufacturing organization.

Moderna also announced that Jerh Collins, Ph.D., Chief Technical Operations and Quality Officer, has decided to retire from the Company.

“I am very pleased to welcome Juan back to Moderna as our Chief Operating Officer,” said Stéphane Bancel, Chief Executive Officer of Moderna. “As we enter the next chapter of Moderna, Juan’s experience leading complex global operations will be invaluable. He knows Moderna deeply and was an extraordinary partner to me as we built and scaled the Company. I look forward to working with him again as we execute on our strategy.”

Mr. Andres previously spent nearly six years at Moderna, joining the Company in 2017 and serving as Chief Technical Operations and Quality Officer from 2018 through 2022. He later served as President, Strategic Partnerships and Enterprise Expansion before retiring from Moderna in 2023. During his tenure, he led the build-out and unprecedented scale-up of Moderna’s manufacturing capabilities, including the rapid expansion of the Company’s global manufacturing network to support the production and supply of Moderna’s COVID-19 vaccine.

“I am excited to return to Moderna at such an important moment for the Company,” said Mr. Andres. “Moderna has always been a special place to me, and the opportunity ahead is tremendous. I look forward to working with Stéphane and colleagues across the Company to execute on our priorities and deliver more mRNA medicines to patients around the world.”

“I am also deeply grateful to Jerh for his leadership, partnership and commitment to Moderna over the past four years,” said Mr. Bancel. “He has made significant contributions to our Company and built a very strong team that will carry forward the important work of manufacturing and technical operations. I wish Jerh and his family all the best in his retirement.”

“It has been a privilege to be part of Moderna and to lead our Technical Operations and Quality organization,” said Dr. Collins. “I am incredibly proud of what our teams have accomplished together for patients, and grateful to the many colleagues I have had the opportunity to work alongside. As I look ahead to retirement, I have great confidence in the team and in Moderna’s future.”

Dr. Collins joined Moderna in October 2022 and became Chief Technical Operations and Quality Officer in January 2023. During his tenure, he helped transition Moderna’s manufacturing footprint for an endemic vaccine market, advanced the Company’s manufacturing capabilities in the UK, Canada and Australia, and established the manufacturing model to support intismeran autogene. Prior to Moderna, he spent nearly 30 years at Novartis in roles of increasing responsibility across pharmaceutical production and manufacturing.

Intismeran autogene is jointly developed by Moderna and Merck, known as MSD outside of the United States and Canada.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna’s mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the company’s values and mindsets, Moderna’s mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s appointment of Mr. Andres as Chief Operating Officer, the potential launch and scale-up of intismeran autogene, the advancement of Moderna’s business and oncology portfolio, and the Company’s strategy, priorities and plans to deliver mRNA medicines. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Moderna Contacts

Media:

Chris Ridley

Vice President, Global Head of Communications

+1 617-800-3651

Chris.Ridley@modernatx.com

Investors:

Lavina Talukdar

Senior Vice President & Head of Investor Relations

+1 617-209-5834

Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.